SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 18, 2003

Ciphergen Biosystems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-31617	33-059-5156
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6611 Dumbarton Circle Fremont, CA 94555
(Address of principal executive offices)

(510) 505-2100
(Registrant’s telephone number, including area code)

ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

On August 18, 2003, Ciphergen Biosystems, Inc. priced a private offering of $25,000,000 in aggregate principal amount of 4.50% Convertible Senior Notes due 2008 to be issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes will be senior unsecured obligations and will bear interest at a rate of 4.50%.  The Company has granted the initial purchaser an over-allotment option to purchase up to an additional $5 million aggregate principal amount of the notes.  The sale of the notes is expected to close on August 22, 2003.  Under certain circumstances, the notes will be convertible into our common stock at a conversion rate of 108.8329 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances.  The conversion rate is equal to an initial conversion price of approximately $9.19 per share.  The closing bid price for our common stock as reported by Nasdaq was $8.06 per share.

ITEM 9.  REGULATION FD DISCLOSURE

Additional information concerning the aforementioned offering is set forth in a press release issued on August 19, 2003 by Ciphergen Biosystems, Inc.  This press release is being furnished pursuant to this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act or 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ciphergen Biosystems, Inc.
(Registrant)

Date: August 19, 2003

	By:	/s/ Matthew J. Hogan
Matthew J. Hogan
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

Exhibit 99.1	Press Release dated August 19, 2003 regarding the offering of the Convertible Senior Notes.